Exhibit 10.66

THROUGHPUT AGREEMENT

THIS THROUGHPUT AGREEMENT (“Agreement”) is entered into and dated as of August 23, 2013 (“Effective Date”) and is by and between HILLSBORO ENERGY LLC, a Delaware limited liability company (“Hillsboro Energy”) and HILLSBORO TRANSPORT LLC, a Delaware limited liability company (“Hillsboro Transport”). Hillsboro Energy and Hillsboro Transport is each sometimes a “Party” and are collectively sometimes the “Parties.”

RECITALS

A. Hillsboro Energy owns property in Montgomery County, Illinois (“Property”), pursuant to that certain Special Warranty Deed dated August 12, 2010 from Montgomery Land Company, LLC to Hillsboro Energy and recorded in the office of the County Recorder for Montgomery County, Illinois on August 30, 2010 as Instrument No. 201000059726 in Book 1399, Page 99;

B. The Property is described in the legal description set forth on “Exhibit B” attached hereto and made a part hereof;

C. Hillsboro Energy has constructed and operates on a portion of the Property various structures, facilities, equipment, machinery, and appurtenant improvements to transport, store, and reclaim clean coal from Hillsboro Energy’s Deer Run Mine Preparation Plant located on the Property and to load such coal into railcars and trucks for haulage off the Property (collectively “Clean Coal Handling System”);

D. The Clean Coal Handling System is located within the area colored in gold on the drawing entitled “Montgomery County Deer Run Mine Loadout” and marked “EXHIBIT A” which is attached hereto and made a part hereof (“Exhibit A”); and the various parts and components of the Clean Coal Handling System also are shown and depicted on Exhibit A;

E. The area colored in gold on Exhibit A on which the Clean Coal Handling System is situate and located (being a portion of the Property) is referred to as the “Premises”;

F. By Quit Claim Deed of even date with the Effective Date, Hillsboro Energy will convey the Premises to Hillsboro Transport, and Hillsboro Transport intends to accept and use the Premises to operate the Clean Coal Handling System, all pursuant to this Agreement;

G. By Certificate Evidencing Contribution of Clean Coal Handling System of even date with the Effective Date, Hillsboro Energy and Hillsboro Transport will evidence the transfer of the personal property comprising the Clean Coal Handling System from Hillsboro Energy to Hillsboro Transport, which such personal property Hillsboro Transport will accept and use to operate the Clean Coal Handling System, all pursuant to this Agreement; and

H. Hillsboro Energy and Hillsboro Transport desire to enter into this Agreement to memorialize their agreement regarding Hillsboro Transport’s operation of the Clean Coal Handling System to transport and load clean coal for Hillsboro Energy.

WITNESSETH:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the benefits to be derived and enjoyed by the Parties from this Agreement, the Parties, intending to be legally bound, agree as follows:

1.0 Use of Premises. Hillsboro Transport agrees to operate and maintain the Clean Coal Handling System and any other facilities or structures incident or necessary thereto and to conduct such other operations reasonably necessary in connection with the operation of the Clean Coal Handling System; provided, however, Hillsboro Transport shall not construct, operate, or maintain any facilities or structures that fail to comply with the laws governing the Premises and the Clean Coal Handling System.

2.0 Additional Surface Rights:

Hillsboro Energy hereby grants unto Hillsboro Transport the following additional rights relating to the conduct of operations on the Premises and adjacent areas on the Property:

a. The right of ingress, egress, and all other access rights for all purposes related to the performance of Hillsboro Transport’s services, obligations, and duties under this Agreement, including without limitation the right to construct and maintain roadways in such locations as may be approved by Hillsboro Energy, which approval shall not be unreasonably withheld;

b. The right to conduct seismographic testing, surveying, and all other testing, examinations or prospecting that may be necessary or convenient to the conduct of Hillsboro Transport’s services under this Agreement;

c. The right to construct, operate and maintain such facilities and structures on the Premises as may be necessary or convenient to the operation of the Clean Coal Handling System; provided, however, that all such facilities and structures must comply with the terms of this Agreement, and provided further that Hillsboro Transport shall not construct any pond, reservoir for water or waste material, stockpile, and/or valley fill; dump or dispose of any mineral, overburden, tailing, spoil, or other waste material; and/or construct or operate any leaching pond of any kind or nature on the Premises without the prior written consent of Hillsboro Energy. No building, structure, improvement, or other obstruction shall be constructed within the limits of any electric transmission or distribution line right-of-way.

d. The right to operate and maintain the Clean Coal Handling System.

e. In the event Hillsboro Energy’s written consent is reasonably required by any administrative agency of Illinois, any other state, and/or the United States of America, Hillsboro Energy agrees to execute, without further compensation, any required document indicating its consent and approval of Hillsboro Transport’s operations hereunder, subject to the terms and conditions of this Agreement.

3.0 Exceptions and Reservations:

Hillsboro Energy hereby reserves to itself, its employees, contractors, subcontractors, agents, successors, and assigns (collectively “Hillsboro Energy’s Persons”) the following:

3.1 The right to enter in or upon the Premises, at the expense and risk of Hillsboro Energy’s Persons, at all times but in a manner which shall not unreasonably interfere with the business of Hillsboro Transport in its operations under this Agreement, for any legitimate purpose;

3.2 The right to explore for, drill, test, develop, mine, and remove from the Premises all coal, oil, gas, casing head gas, hydrocarbons, coal seam gas, coal bed methane, petrochemicals, rocks, minerals, mineral substances, non-mineral substances, and any other substances now known or hereafter discovered. It is understood and irrevocably agreed that the intent of this provision is that Hillsboro Energy reserves unto itself and its successors and assigns all substances presently known or those substances which may come to be known or identified in the future including without limitation those substances recited above, together with the right to explore for, mine, and remove said reserved substances. It is recognized by Hillsboro Energy and Hillsboro Transport that the rights herein reserved to Hillsboro Energy may possibly conflict with the operations of Hillsboro Transport hereunder. In the event of such a conflict or potential conflict, the Parties shall negotiate in good faith and attempt to resolve the conflict to their mutual satisfaction. Any and all future leases, easements, contracts, or licenses granted by Hillsboro Energy, its successors, assigns, principals, employees, contractors, or agents, to explore for, drill, test, mine, develop, mine, and/or remove the reserved substances will require coordination with Hillsboro Transport such that Hillsboro Transport can conduct its operations hereunder reasonably free of interference.

3.3 The right to cause subsidence on any portion of the Premises including without limitation all or any portion of the Clean Coal Handling System or other facility or structure to be installed by Hillsboro Transport on the Premises, without liability to Hillsboro Transport for the same.

3.4 The right to construct, operate, maintain, and use facilities and rights-of-way over, under, and across the Premises for power lines, communications lines, pipelines, conveyors, roads, or other improvements or facilities as may be necessary or desirable in Hillsboro Energy’s discretion for the following purposes: gaining access to all or any part of the Property; distributing electric or other energy to the Premises or all or any part of the Property; and having telephone, telegraph, and/or other communications, all without compensation to Hillsboro Transport therefor. Hillsboro Energy further excepts and reserves unto Hillsboro Energy and its affiliated companies, contractors, successors, and assigns permanent rights-of-way and easements for transmission and/or distribution power lines and appurtenant poles, towers, supporting structures, cross arms, conductors, wires, cables, and other facilities and associated equipment, whether overhead or underground.

3.5 The right to construct, reconstruct, operate, maintain, inspect, protect, repair, replace, renew, relocate, or remove, from time to time, poles, supporting structures, towers with cross arms, guys, anchors, grounding systems and fixtures, string conductors, wires, cables, and any and all other facilities and associated equipment.

3.6 Hillsboro Transport shall not place any building, structure, other improvement, or other obstruction within the rights-of-way and easements herein reserved, and Hillsboro Energy shall have the right to cut, trim, and/or otherwise control, and at Hillsboro Energy’s option, to remove from the rights-of-way and easements herein reserved or from the Premises adjoining the same on either side, any tree, overhanging branch, brush, or other obstruction which may endanger the safety of or interfere with the construction, operation, or maintenance of said poles, towers, supporting structures, cross arms, guys, anchors, grounding systems, fixtures, conductors, wires and cables.

3.7 The right of ingress and egress from the rights-of-ways and easements reserved herein to public roads in and over existing or future roads and lanes and other reasonable routes.

3.8 The rights, easements, privileges, and appurtenances which may be required or desirable for the full exercise of the rights herein reserved.

3.9 All exceptions, reservations, conditions, waivers and restrictions contained in all prior deeds and other instruments forming the chain of title of the Premises

4.0 Term and Buy-Back Option.

4.1 This Agreement shall become effective upon the Effective Date. This Agreement shall continue in effect until midnight on the date which is ten (10) years after the Effective Date (“Term”). The Parties, at their mutual option and agreement, may elect to renew or extend the Term of this Agreement for successive periods of five (5) years each, for a maximum of sixteen (16) times. If the Term of this Agreement expires, or if this Agreement is terminated for any reason, then, for a period of ninety (90) days after such termination or expiration, Hillsboro Energy shall have the option, to be exercised in its sole discretion, to purchase the Clean Coal Handling System and the Premises upon which it is located, for one hundred percent (100%) of its then fair market value as determined by an independent, qualified appraiser satisfactory to both Parties.

4.2 Subject to the exclusivity provisions in Section 5.2 (and any other applicable Section of this Agreement, Hillsboro Energy shall have the right to cause Hillsboro Transport to suspend its services performed hereunder (but not terminate this Agreement), in whole or in part.

4.3 Hillsboro Energy shall have no minimum shipping, or throughput, or tonnage obligations of any kind under this Agreement.

4.4 Hillsboro Transport shall be the exclusive provider of clean coal handling services for clean coal processed by Hillsboro Energy for so long as this Agreement is in effect; provided, however, that if Hillsboro Transport is unable to provide clean coal handling services to Hillsboro Energy as stated in this Agreement, Hillsboro Energy shall have the right to obtain those services elsewhere (from other third parties) or by using its own employees or contractors, until such time as Hillsboro Transport is able to resume those services, subject to any right on the part of Hillsboro Energy to terminate this Agreement as provided herein.

4.5 NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, HILLSBORO ENERGY MAKES NO REPRESENTATION, COVENANT, OR WARRANTY, EXPRESSED, IMPLIED OR OTHERWISE, TO HILLSBORO TRANSPORT AS TO THE DURATION OR CONTINUANCE OF THIS AGREEMENT.

5.0 Hillsboro Transport’s Operation of Clean Coal Handling System and Movement of Coal.

5.1 Hillsboro Transport shall operate, repair, and maintain the Clean Coal Handling System in a safe and efficient manner; keep the same in good working order at all times; accept and handle all coal from the Deer Run Mine Preparation Plant on the Property; stack and store such coal in stockpiles; properly, timely, efficiently, and safely handle, store, and transport such coal at all times; properly shape and safely maintain such stockpiles; move coal toward or away from the stacking tube; move coal into and through the reclaim tunnel; and properly, timely, efficiently, and safely load such coal into rail cars or trucks, as appropriate and as directed by Hillsboro Energy. All such actions and activities required of Hillsboro Transport under this Agreement are sometimes collectively referred to as “Move” or “Movement” or “Moving.”

5.2 Subject to the terms and conditions of this Agreement, Hillsboro Transport shall have the exclusive right and obligation to Move all coal from the Deer Run Mine Preparation Plant on or through the Clean Coal Handling System.

5.3 Hillsboro Transport agrees to perform all services, duties, and obligations hereunder in a safe and efficient manner through the use of diligent and skillful management and labor, in conformity with generally accepted industry standards.

5.4 Hillsboro Transport shall forthwith commence its duties and obligations hereunder and agrees to furnish, except as otherwise agreed in writing by the Parties or as provided herein, all labor, equipment, vehicles, materials, supplies, tools, and services to fully satisfy such obligations and duties. Hillsboro Transport represents to Hillsboro Energy that it has made an independent examination of the Premises and the Clean Coal Handling System, that it is familiar with the physical condition of the same and of the general area thereof, and that it has the personnel, skills, training, and experience necessary to carry out and perform the obligations, duties, and services to be performed and provided hereunder.

5.5 Hillsboro Transport agrees to operate the Clean Coal Handling System as scheduled by Hillsboro Energy in order to enable the efficient and uninterrupted Movement of coal as contemplated hereunder. Hillsboro Transport shall be responsible for providing all personnel necessary for maintaining and repairing the Clean Coal Handling System and the Premises, including without limitation the necessary personnel and services to assure continuous and uninterrupted operations during working hours designated by Hillsboro Energy with a minimum of downtime. Hillsboro Transport shall schedule its work and repairs to the Clean Coal Handling System so as to minimize any downtime and shall schedule such downtime only after consultation with and approval by Hillsboro Energy.

5.6 Hillsboro Transport shall be responsible for keeping the Clean Coal Handling System and the Premises in a neat, clean and orderly condition, reasonably free of debris and in compliance with all applicable federal, state and local environmental, health, safety and other laws, rules and regulations.

5.7 Hillsboro Transport shall not take title to or have any ownership or economic interest in any coal or other materials Moved under this Agreement. Hillsboro Transport shall not be liable to Hillsboro Energy for any damages for loss of or injury to any coal which could not have been avoided by Hillsboro Transport’s exercise of due care in the performance of its duties and obligations as specified in this Agreement.

5.8 Upon the expiration or termination of this Agreement, if Hillsboro Energy does not exercise its option to purchase the Clean Coal Handling System and the Premises upon which it is located (pursuant to Section 4.1), and upon Hillsboro Energy’s written request, Hillsboro Transport shall perform all reclamation activities required under all applicable permits on the Premises and/or as required by applicable law. Except as otherwise requested by Hillsboro Energy in writing or if Hillsboro Energy purchases the Clean Coal Handling System pursuant to Section 6.1 hereof, Hillsboro Transport covenants and agrees, in conjunction with the foregoing, to remove the Clean Coal Handling System and all surface structures, facilities, and/or amenities installed or placed by Hillsboro Transport on or within the Premises during or in connection with Hillsboro Transport’s operations and services under this Agreement, including without limitation all structures, conveyors, stockpiles, buildings, roads, utilities, other facilities, and/or other improvements and reclaim the affected areas as required by all applicable permits and laws.

6.0 Consideration.

As full consideration for the services of Hillsboro Transport in maintaining and operating the Clean Coal Handling System and Moving clean coal hereunder, Hillsboro Energy shall pay Hillsboro Transport as follows:

6.1 On the first day of each of each calendar quarter (appropriately pro-rated, each a “Quarter”) during the Term of this Agreement, Hillsboro Energy shall pay Hillsboro Transport One Million Two Hundred Fifty Thousand Dollars and No Cents ($1,250,000.00). During each Quarter Hillsboro Transport shall Move up to one million three hundred seventy-three thousand six hundred twenty-six and four/tenths tons (“Prepaid Tons”) of clean coal hereunder without any additional payment by Hillsboro Energy to Hillsboro Transport. For each ton of clean coal over and above the Prepaid Tons that is Moved through the Clean Coal Handling System, Hillsboro Energy shall pay Hillsboro Transport a fee of Ninety-Nine Cents ($0.99) (“Tonnage Fee”).

6.2 The Tonnage Fee shall be calculated on the same number of clean tons that customers pay to purchase coal from Hillsboro Energy, as shown by copies of invoices supplied to Hillsboro Transport by Hillsboro Energy for the sole purpose of verifying the number of clean tons sold.

6.3 Hillsboro Transport shall be paid any Tonnage Fee due, if any, on the 10th and 25th of each month for the prior one-half month during each Quarter, and the Tonnage Fee shall be based on invoices submitted for the applicable period by Hillsboro Transport on the 15th and 30th of each month.

7.0 Payments; Tonnage Verification.

7.1 Hillsboro Energy shall at all times have the right to deduct and set off from any payments or other sums due to Hillsboro Transport hereunder any amounts owed to Hillsboro Energy by Hillsboro Transport for any reason, as well as (i) any amounts paid by Hillsboro Energy on behalf of Hillsboro Transport to third parties, or (ii) any amounts which Hillsboro Energy determines, in its reasonable discretion, it may in the future be required to pay to third parties or incur itself on behalf of Hillsboro Transport due to Hillsboro Transport’s failure to comply with the terms and conditions of this Agreement.

7.2 The payments made to Hillsboro Transport, as set forth in Section 6.0, shall include any improvements and rehabilitations made or performed by Hillsboro Transport in and around the Premises and the Clean Coal Handling System during the Term of this Agreement.

7.3 Hillsboro Transport shall not permit any lien to attach to the Premises or the Clean Coal Handling System. Hillsboro Transport shall not permit any lien to attach to the Premises or the Clean Coal Handling System as a result of Hillsboro Transport’s failure to pay any third party for any labor, materials, supplies, wages, or like items including without limitation any mechanic’s lien or material men’s lien. In the event (and as often as such event may occur) that any such third party perfects or threatens to perfect a legal right to encumber the coal on the Premises, the Premises itself, and/or the Clean Coal Handling System, in whole or in part, as a result of Hillsboro Transport’s failure, in whole or in part, to pay such party as herein provided, or as Hillsboro Transport may be otherwise legally obligated, Hillsboro Energy, at its sole option and in addition to its other rights and remedies hereunder, does and shall have the right to permit Hillsboro Transport to take steps to remove said lien, or Hillsboro Energy may, in whole or in part, pay and settle with such party directly; provided, however, that in the event it is established that the third party had a bona fide legal right to file said lien as a result of Hillsboro Transport’s actions or inactions, all such direct payments by Hillsboro Energy shall be forthwith reimbursed to Hillsboro Energy by Hillsboro Transport, Hillsboro Energy reserving the right, at its sole option, to deduct and set-off such direct payment sums, as and when the same are paid, from monies owed to Hillsboro Transport pursuant to this Agreement and/or other agreements between the Parties, as provided in this Section 7. The payment of such direct payment sums, in whole or in part, by Hillsboro Energy is not and shall not be construed as a waiver, alteration, or modification of any of Hillsboro Transport’s obligations or duties hereunder, or as a covenant by Hillsboro Energy to perform the same.

7.4 Hillsboro Transport shall be paid on a per-ton basis, for all of Hillsboro Transport’s services performed under this Agreement, based on the number of tons of clean coal that Hillsboro Transport Moves through the Clean Coal Handling System and for which a customer pays. No later than the 10th day of each month, Hillsboro Transport shall be provided with copies of invoices to purchasers of coal for which Hillsboro Transport was paid in the previous month in order to reconcile Hillsboro Energy’s payments to Hillsboro Transport against the number of clean tons for which customers paid (“Monthly Reconciliation”). After the Monthly Reconciliation, Hillsboro Energy shall adjust Hillsboro Transport’s next payment for Moving coal upward or downward, as the case may be, to reflect any differences between the number of clean tons for which Hillsboro Transport was paid during the applicable period and the number of clean tons for which customers paid and shall provide written notice to Hillsboro Transport of the adjustment. Any information from customer invoices that is not necessary for Hillsboro Transport to verify tonnages including without limitation any information regarding the price paid for the coal may be redacted by Hillsboro Energy prior to supplying the invoices to Hillsboro Transport.

8.0 Compliance with Applicable Laws; Non-Discrimination.

8.1 Hillsboro Transport shall conduct its operations in accordance with all federal, state, and local laws, rules, regulations, ordinances, orders, and the like now or hereafter in effect. Hillsboro Transport shall secure an MSHA Identification Number prior to entering onto the Premises to perform the services contemplated under this Agreement. Hillsboro Transport shall file all necessary reports or other documents, whether mandatory or permissible, with the applicable governmental or other office(s) in order to properly establish and serve notice of Hillsboro Transport’s sole and exclusive responsibility for the health and safety of its employees, agents, and permitted assigns and for compliance with such laws and regulations during the Term of this Agreement.

8.2 Hillsboro Transport at all times shall comply with all applicable federal, state, and local laws (including without limitation, the Federal Mine Safety and Health Act of 1977, as amended), ordinances, rules, regulations, codes, and orders relating to the operations and services to be conducted and performed hereunder and with Hillsboro Energy’s safety rules and policies.

8.3 Hillsboro Transport shall implement a drug testing policy applicable to all of Hillsboro Transport’s employees, agents, and permitted assigns who perform any work or service under this Agreement, which policy shall comply with all federal, state, and local laws, ordinances, rules, orders, and regulations and be satisfactory to Hillsboro Energy.

8.4 Hillsboro Transport shall not discriminate against any employee or any applicant for employment to be used in the performance of the obligations of Hillsboro Transport under this Agreement because of race, color, religion, sex, sexual orientation, ancestry, age, national origin, disability (as the same is defined in The Americans With Disabilities Act of 1990, 42 USC § 12101-13 (West Supp. 1991) and any regulation promulgated thereunder) or any other unlawful basis. Hillsboro Transport agrees to comply with all of the provisions of Executive Order 11246, as heretofore amended by Executive Order 11375 and Executive Order 12086, and all subsequent amendments, and with all relevant rules, regulations, and orders of the Secretary of Labor. Hillsboro Transport shall execute such certifications of its compliance with the requirements of this subsection as Hillsboro Energy may from time to time require, which certifications shall become a part of this Agreement as if fully set forth herein.

9.0 Relationship of Parties.

9.1 Hillsboro Transport shall perform the work, obligations, duties, and services required by this Agreement as an independent contractor according to its own manner and methods not inconsistent with the provisions hereof. Subject to the specific agreements and obligations of the Hillsboro Transport contained herein, Hillsboro Energy shall not exercise, or have any right to exercise, any direction, control, or supervision over Hillsboro Transport or Hillsboro Transport’s agents, employees, or contractors, or the manner or means of Hillsboro Transport’s performance of such work, obligations, duties, and services. Nothing herein shall be construed as creating a single enterprise, joint venture, agency, partnership, or employment relationship between Hillsboro Energy and Hillsboro Transport, or between Hillsboro Energy and any of Hillsboro Transport’s employees, agents, or contractors. Hillsboro Transport shall not be an agent or representative of Hillsboro Energy and shall not have any authority to act for Hillsboro Energy or to bind, or attempt to bind, Hillsboro Energy in or under any contract, instrument, or agreement or to otherwise obligate Hillsboro Energy in any way or manner.

9.2 At all times during the Term of this Agreement, Hillsboro Transport is and shall be and remain an independent and separate entity from Hillsboro Energy. Hillsboro Transport is not an employee of Hillsboro Energy, and all employees, agents, contractors, and permitted assigns of Hillsboro Transport shall be considered to be employees, agents, or assigns of Hillsboro Transport and at no time shall they be (or shall they be considered to be) employees, agents, contractors, or permitted assigns of Hillsboro Energy.

9.3 Hillsboro Transport, solely and exclusively, shall employ, direct, supervise, discipline, and discharge and fix the compensation and the working conditions and practices of its employees. Hillsboro Transport solely shall be responsible for their payment and for the payment of any employment-related benefits that Hillsboro Transport may choose to provide to its employees. Hillsboro Transport shall comply with all laws, regulations, and orders pertaining to the payment of employees; and Hillsboro Transport shall provide Hillsboro Energy either a copy of any bond posted with respect to Hillsboro Transport’s employees or their compensation as required by law or give Hillsboro Energy adequate assurance that such bond is not required.

10.0 Fines and Penalties. Hillsboro Transport shall be responsible and solely liable for the payment of any and all assessments, penalties, or other fines imposed by any federal, state, or local agency or authority and for any and all violations of any federal, state, or local law or regulation arising out of Hillsboro Transport’s performance of the work and services it is to perform hereunder or Hillsboro Transport’s lease of the Premises. Hillsboro Transport shall provide Hillsboro Energy with copies of all such violations or citations issued by any federal, state, or local agency or authority immediately upon receipt and fully inform Hillsboro Energy of the circumstances surrounding such issuance. Hillsboro Energy may compromise and settle any claims for fines or penalties without the approval of Hillsboro Transport.

11.0 Workers’ Compensation. Hillsboro Transport shall provide appropriate workers’ compensation coverage for its employees in full compliance with all applicable laws and regulations of the State of Illinois; shall maintain insurance for, or otherwise guarantee, the payment of federal black lung benefits to its employees in accordance with all applicable laws and regulations; and shall conduct its operations in full compliance with the Fair Labor Standards Act, the Walsh-Healy Act, and all other applicable federal, state, and local laws and regulations and shall certify to Hillsboro Energy, on a quarterly basis, compliance therewith in connection with all work or services performed hereunder. In connection with the foregoing duty of Hillsboro Transport to provide workers’ compensation coverage and protection and to guarantee the payment of federal black lung benefits, Hillsboro Transport shall (a) comply with all provisions of Illinois law, as heretofore or hereafter amended, and (b) provide Hillsboro Energy with copies of all required reports filed with any governmental agency or authority in satisfaction of these obligations, as well as copies of canceled checks, front and back, evidencing payment of said obligations, by the 10th day of the second succeeding month after the month in which said reports and payments are required to be filed with said agency or authority. In addition, Hillsboro Transport shall furnish to Hillsboro Energy each quarter an updated certificate or other document which evidences that Hillsboro Transport is in full compliance with the applicable workers’ compensation program. Hillsboro Transport shall remain in compliance with the terms of this Section 13 throughout the Term of this Agreement, as well as at all times Hillsboro Transport remains on the Premises for any reason including without limitation for the purpose of performing its obligation to restore the Premises to its original state and performing all required reclamation work.

12.0 Responsibility for and Payment of Employees.

12.1 Hillsboro Transport, solely and exclusively, shall (i) employ, direct, supervise, discharge, and fix the compensation and working conditions and practices of its officers and employees; (ii) be solely responsible for their payment, and comply with all laws and regulations pertaining to the payment of employees, including without limitation any and all laws requiring the posting of a bond or bonds, and provide Hillsboro Energy copies of any documentation evidencing such compliance; (iii) be solely and exclusively responsible for, and exercise complete control of, its employees in all matters, disputes, or grievances arising out of or in any way connected with Hillsboro Transport’s operations or activities; (iv) establish adequate and proper safety and security rules for the work and services performed hereunder and cause its employees, contractors, and agents at all times to abide by and observe the same; (v) file all necessary reports and other documents, whether mandatory or permissible, with all applicable governmental agencies or authorities to properly establish and serve notice of Hillsboro Transport’s sole and exclusive responsibility for the work and services performed hereunder and for the health and safety of its officers, employees, and agents, as well as such reports or documents required by such agencies or authorities to continue and evidence Hillsboro Transport’s aforesaid responsibility throughout the Term of this Agreement, and provide Hillsboro Energy with copies of such reports and documents submitted to such governmental agencies or authorities; (vi) provide safety training to its employees as required by all applicable federal, state, and local laws, rules, and regulations and in accordance with such standards and criteria as Hillsboro Energy may establish for employees of Hillsboro Transport engaged in the work hereunder; (vii) pay for and maintain all applicable private and group life, accidental death and dismemberment, health, sickness, and accident insurance and pension plans for its employees; (viii) pay any other welfare benefit payments required to be paid to, or on behalf of, or for the benefit of, Hillsboro Transport’s employees, pursuant to any plan document; and (ix) immediately notify Hillsboro Energy of any accidents involving officers or employees of Hillsboro Transport or any permitted contractors or assigns working on the Premises if such accidents are of a serious nature or are likely to become “lost time” accidents, and thereafter, as the same are generated, provide Hillsboro Energy with all reports, documents, investigation summaries, and other data relating to any such accidents within thirty (30) days of the incident date and every ninety (90) days thereafter.

12.2 Hillsboro Energy shall have the right at reasonable times and on reasonable notice to Hillsboro Transport to inspect such records of Hillsboro Transport as are necessary to ascertain whether or not Hillsboro Transport is in compliance with the requirements of this Section or any other Section or provision of this Agreement.

12.3 If at any time Hillsboro Transport is not able to satisfy Hillsboro Energy that the wages and benefits of the employees of Hillsboro Transport or Hillsboro Transport’s contractors or permitted assigns have been paid, Hillsboro Energy shall have the right, but not the obligation, to pay the wages and benefits of any such employee directly to or for the employee and to deduct the amount so paid from the compensation agreed to be paid to Hillsboro Transport hereunder. It is understood, however, that this provision shall not be construed as a promise on the part of Hillsboro Energy to pay such amounts, and that as to any payments to or for such employees made under this provision, Hillsboro Energy shall be deemed the agent of Hillsboro Transport. In no event shall Hillsboro Energy be deemed the employer of Hillsboro Transport’s officers, employees, or agents, for any purpose or under any circumstance.

12.4 If any arrangement, however informal and of whatever duration, is made whereby employees of Hillsboro Transport are used by Hillsboro Energy, they shall, while engaged in such work, be considered employees of both Hillsboro Transport and Hillsboro Energy. During the course of any such arrangement, said employees shall be considered special employees of Hillsboro Energy while simultaneously maintaining their general employment relationship with Hillsboro Transport. Further, Hillsboro Energy may exercise such right of control over the details of the work and services being performed by said special employees as shall be necessary to complete the task.

13.0 Indemnity.

13.1 Hillsboro Transport shall, to the fullest extent permitted by law, indemnify, defend, and save harmless Hillsboro Energy, and Hillsboro Energy’s parent entities, subsidiaries and affiliates and their respective shareholders, officers, directors, members, managers, employees, agents, successors, assigns, guarantors, and invitees (“Hillsboro Energy’s Indemnified Persons”) from and against any and all claims, demands, suits, penalties, fines or assessments of any kind or nature whatsoever which may be threatened or brought against them (individually or jointly) or in which they may be named a party defendant, in any way arising out of or incident to the Hillsboro Transport’s performance of this Agreement or in any way arising out of Hillsboro Transport’s ownership of and/or operations on the Premises, regardless of whether such claims, demands, suits, fines, penalties and assessments are occasioned by the negligence of Hillsboro Energy or Hillsboro Energy’s Indemnified Persons. Provided, however, Hillsboro Transport shall not be held responsible for claims or suits attributable to the sole and exclusive negligence of Hillsboro Energy or Hillsboro Energy’s Indemnified Persons.

13.2 Hillsboro Transport releases Hillsboro Energy, and Hillsboro Energy’s Indemnified Persons, from liability for damage to any of its material, machinery, equipment, or other property, regardless of the cause thereof and whether such damage is caused by the negligence of Hillsboro Energy, Hillsboro Energy’s Indemnified Persons, or any other person; provided, however, that Hillsboro Transport shall not be held responsible for damages attributable to the sole and exclusive negligence of Hillsboro Energy or Hillsboro Energy’s Indemnified Persons.

13.3 If any action or proceeding is brought by reason of any claim described in this Section, Hillsboro Transport will promptly notify Hillsboro Energy of such claim and will indemnify and hold harmless Hillsboro Energy for the defense of such action or proceeding (or assume the Hillsboro Energy’s defense, at Hillsboro Energy’s sole election), and satisfy any order, judgment, or settlement resulting therefrom.

13.4 These covenants of indemnity shall survive the cancellation, termination, or expiration of this Agreement.

14.0 Insurance.

14.1 Without limiting Hillsboro Transport’s undertaking to protect, indemnify, hold harmless, and defend Hillsboro Energy and Hillsboro Energy’s Indemnified Persons as set forth in Section 13 or any other provision of this Agreement, Hillsboro Transport agrees to procure and keep in force and effect the insurance coverages listed below with insurance carrier(s) that are acceptable to Hillsboro Energy in Hillsboro Energy’s reasonable discretion. Before commencing any work or services under this Agreement, Hillsboro Transport shall furnish Hillsboro Energy with certificates of insurance and/or certified copies of the insurance policies themselves together with all applicable endorsements attested by a duly authorized representative of the insurance carrier(s) evidencing that the insurance required hereunder is in force and effect and that such insurance will not be reduced, cancelled, or materially changed without giving to Hillsboro Energy at least thirty (30) days prior written notice.

(a) Workers’ Compensation and Employer’s Liability Insurance: Hillsboro Transport and all of its employees, workmen, agents, and servants shall comply with all requirements of the worker’s compensation laws of the State of Illinois or any other state(s) whose workers’ compensation laws may apply to the performance of work or services performed under this Agreement. In addition, Hillsboro Transport shall carry employer’s liability insurance covering all operations and work hereunder in an amount not less than three million dollars ($3,000,000) per occurrence or such other reasonable amount as Hillsboro Energy may require during the Term of this Agreement. All such employer’s liability insurance shall expressly provide that all rights of subrogation against Hillsboro Energy are waived.

(b) Comprehensive General Liability Insurance and Excess Umbrella Liability Insurance: Minimum limits of three million dollars ($3,000,000) combined single limit per occurrence and in aggregate for bodily injury and property damage. This coverage shall include, but not be limited to, provisions for:

(i)	Premises — operations;

(ii)	Blanket broad form contractual — specifically covering the indemnity obligations in this Agreement;

(iii)	Blanket broad form property damage;

(iv)	Independent Hillsboro Transports;

(v)	Personal injury;

(vi)	Hillsboro Energy named as additional insured;

(vii)	Blanket broad form cross liability endorsement;

(viii)	Products and completed operations;

(ix)	Where exposure exists, explosion, collapse, and underground (XCU) hazard exclusions must be deleted; and

(x)	Waiver by insurer of all payment obligations of Hillsboro Energy for payment of premiums, audits, deductibles, retro- adjustments or any other payment obligation due to the insurer by Hillsboro Transport.

(c) Environmental Liability (Pollution Coverage): Minimum limits of three million dollars ($3,000,000) combined single limit occurrence and in aggregate covering both bodily injury and/or property damage claims arising from first and/or third party exposures. To the extent such coverage is procured on a claims-made basis, Hillsboro Transport agrees to maintain such coverage for a minimum of thirty-six (36) months following the expiration or termination of this Agreement or any extension thereof, or alternatively, Hillsboro Transport agrees to purchase a thirty-six (36) month Extended Reporting Period (ERP) endorsement from the environmental insurer upon the expiration or termination of this Agreement for any reason.

(d) Auto Liability Insurance and Excess (Umbrella) Liability Insurance: Minimum limits of three million dollars ($3,000,000) combined single limits per occurrence for death, bodily injury and property damage claims. This coverage shall include, but shall not be limited to, coverage for:

(i)	Owned vehicles;

(ii)	Hired vehicles;

(iii)	Non-owned vehicles;

(iv)	Hillsboro Energy named as additional insured;

(v)	Cross liability endorsement; and

(vi)	Waiver by insurer of all payment obligations of Hillsboro Energy for payment of premiums, audits, deductibles, retro—adjustments or any other payment obligation due the insurer by Hillsboro Transport.

(e) Additional Insurance: Such additional types and amounts of insurance as may reasonably be required by Hillsboro Energy from time to time.

14.2 The policy or policies providing for the insurance required by this Agreement, and any other policies, shall be endorsed to specifically include the liability assumed by Hillsboro Transport under the indemnity provisions of this Agreement.

14.3 In addition, such insurance shall specifically name Hillsboro Energy as an additional insured party and shall be primary to any and all other insurance of Hillsboro Energy with respect to any and all claims and demands which may be made against Hillsboro Energy and/or its officers, directors, employees and agents, whether on account of injury or death of any person or persons, damage to or loss of property, violation of law or regulation or otherwise, in any way arising out of, related to, or attributed to, directly or indirectly, the work or services provided by Hillsboro Transport to Hillsboro Energy under this Agreement. Hillsboro Energy reserves the right to approve the specific endorsement wording granting Hillsboro Energy Additional Insured status on all of Hillsboro Transport’s applicable and/or required insurance policies. Such insurance shall specifically provide that it applies separately to each insured against which claim is made or suit is brought, except with respect to the limits of liability, and shall further provide that all rights of subrogation against Hillsboro Energy are waived.

14.4 Hillsboro Transport shall remain in compliance with the terms of this Section 16 throughout the Term of this Agreement, as well as at all times that Hillsboro Transport remains on the Premises for any reason, including without limitation, for the purpose of performing its obligation to restore the Premises to its original state and performing all required reclamation work.

15.0 Termination on Default.

15.1 If Hillsboro Transport shall:

(a) fail to operate or maintain the Clean Coal Handling System as required by this Agreement,

(b) fail to Move coal on the Clean Coal Handling System pursuant to the terms and conditions of this Agreement,

(c) make any default in payment of any sums that may be due to Hillsboro Energy under this Agreement, or

(d) fail in any other respect to comply with the terms and conditions of this Agreement,

then in such case Hillsboro Transport shall be considered in default of this Agreement. If Hillsboro Transport fails to demonstrate that it has cured any such default within thirty (30) days from the receipt of written notice and demand from Hillsboro Energy to remedy the same, or if any such default is not capable of being cured within the thirty (30) day time period, then upon written notice by Hillsboro Energy of its intent to terminate this Agreement, this Agreement shall immediately cease and terminate.

15.2 If Hillsboro Transport shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets; or (2) be unable, or admit in writing, its inability to pay its debts as they mature, or (3) make a general assignment for the benefit of creditors; or (4) be adjudicated a bankrupt or insolvent or dissolved; or (5) file a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Federal Bankruptcy Act or any similar federal or state law now or hereafter in effect; or (6) file an answer admitting the material allegations or consent to or default in answering a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken for the purpose of effecting any of the foregoing; or (7) if an order, judgment or decree shall be entered, without the application, approval or consent of Hillsboro Transport, by a court of competent jurisdiction, approving a petition seeking reorganization of Hillsboro Transport or appointing a receiver, trustee, or liquidator of Hillsboro Transport or of all or a substantial part of its assets, and such order, judgment or decree shall continue un-stayed and in effect for any period of thirty (30) consecutive days; then Hillsboro Transport shall be deemed in default and Hillsboro Energy shall have the right to terminate this Agreement at any time thereafter by giving Hillsboro Transport written notice of such termination, and upon the giving of such notice, this Agreement and the rights herein granted to Hillsboro Transport shall terminate.

16.0 Remedies Upon Default.

16.1 The remedies under this Agreement shall be cumulative, rather than exclusive, and upon the occurrence of any event of default under Section 15.0, Hillsboro Energy shall have the right, in addition to any and all rights available under applicable statutory or common law, or otherwise available under this Agreement, to terminate this Agreement.

16.2 No termination hereunder by Hillsboro Energy shall bar the recovery of damages for the breach of any of the terms, conditions or covenants on the part of Hillsboro Transport herein contained. The failure of Hillsboro Energy to recognize any act constituting a default by Hillsboro Transport hereunder shall not constitute a waiver of its rights later to act hereon or on any other default by Hillsboro Transport hereunder.

17.0 Hillsboro Energy’s Right of Inspection. Hillsboro Energy shall have, at all reasonable times during the Term of this Agreement, access to the Premises, at Hillsboro Energy’s sole risk, to make such inspections of the Premises and the operations and activities being conducted as it deems desirable to ensure that such operations and activities are being performed in accordance with the obligations of Hillsboro Transport hereunder. Nothing herein shall be construed to mean that any inspection or approval given by Hillsboro Energy or Hillsboro Energy’s representative shall relieve Hillsboro Transport from any of its obligations hereunder.

18.0 Force Majeure.

18.1 The term “Force Majeure” as used herein shall mean extraordinary causes reasonably beyond the control and without the fault or negligence of either Party to this Agreement, which wholly or in substantial part prevents performance under this Agreement by the Party claiming Force Majeure. Such causes shall include but not be limited to acts of God, acts of the public enemy, or any governmental or military entity, including changes to applicable laws, rules, regulations or verifiable interpretations thereof which have the effect of frustrating the purpose of this Agreement or making its performance impossible or commercially impracticable; insurrections, riots, strikes, boycotts, embargoes, organizational attempts or other labor disputes; shortages of labor, supplies, equipment or transportation through no fault of the Party claiming Force Majeure; flooding, fires, explosions, or material unforeseeable geologic conditions or other causes of a similar nature.

18.2 If, because of a verifiable condition of Force Majeure, either Party is unable to carry out any of its obligations under this Agreement (except for an obligation of either Party to pay money), that Party shall give written notice to the other Party as promptly as practicable of the specific nature and probable duration of the claimed Force Majeure event. The obligation of the Party giving notice shall be suspended to the extent made necessary by said Force Majeure during its continuance. However, the Party giving notice shall use best efforts to eliminate the Force Majeure with a minimum of delay. However, nothing herein shall obligate Hillsboro Energy or Hillsboro Transport to resolve or settle any labor dispute or strike. Notwithstanding the foregoing, if the Party giving such notice is unable to eliminate substantially such Force Majeure within ninety (90) calendar days after the giving of such notice, the other Party shall have the right to terminate this Agreement without any penalty by notifying the Party affected by such Force Majeure. Force Majeure events shall not limit or suspend either Party’s right to terminate this Agreement under any other provisions.

19.0 Records; Books of Account; Right to Audit. Hillsboro Transport shall keep at all times during the Term of this Agreement and for a minimum period of three (3) years thereafter, accurate records reflecting all aspects of its operations, activities, and services hereunder, and said records shall be open at all reasonable times for inspection, auditing, and copying by Hillsboro Energy or its agents for the purpose of comparing or verifying the reports and invoices rendered by Hillsboro Transport under this Agreement.

20.0 Taxes, Levies and Assessments.

20.1 Hillsboro Transport shall pay all contributions, levies, taxes, or other sums, by whatever name called, with reference to all wages, benefits, or other sums paid employees of Hillsboro Transport and its agents, contractors, and assigns, whose labor enters into the maintenance or operation of the Clean Coal Handling System, the Movement of the coal, or the operation of the Premises under this Agreement in all cases where such contributions, levies, taxes, or other sums are or shall be required to be paid under any federal, state, county, or municipal unemployment act or Social Security Act; and

20.2 Hillsboro Energy shall, in accordance with applicable law, pay taxes on the interests owned by Hillsboro Energy in mined or unmined coal within the Premises.

20.3 Hillsboro Transport shall, in accordance with applicable law, pay taxes on not only the Premises but also all machinery, structures, equipment, improvements, and other property of Hillsboro Transport now or hereafter located or placed by Hillsboro Transport on the Premises, or any other taxes or assessments arising from Hillsboro Transport’s operations on the Premises at all times while this Agreement or any extension hereof is in effect or while Hillsboro Transport is on the Premises for any reason, including for purposes of restoring the property to its original condition or performing reclamation work.

21.0 Zoning. This Agreement and Hillsboro Transport’s rights hereunder are subject to all applicable zoning and subdivision laws, rules, regulations, and ordinances, including any and all blasting covenants and restrictions related thereto, and the burden and cost(s) of compliance therewith shall be solely upon Hillsboro Transport. Under no circumstances whatsoever shall Hillsboro Transport, its agents, employees, or assigns, seek to change any zoning and/or subdivision regulations or classifications concerning the Premises described herein without the express prior written approval of Hillsboro Energy. Hillsboro Transport shall protect, defend, indemnify, save, and hold Hillsboro Energy harmless against any consequence arising from Hillsboro Transport’s failure to comply with any and all applicable zoning and/or subdivision regulations, including but not limited to any and all blasting covenants and restrictions related thereto.

22.0 Ownership of the Premises. Hillsboro Transport owns only the surface of the Premises and the improvements thereon. All other property interests in and underlying the Premises are owned by Hillsboro Energy (or an affiliated entity) including all of the animal, vegetable, mineral, and non-mineral substances, and any other substances of value, contained or located under the Premises are solely the property and possessions of Hillsboro Energy (or an affiliated entity).

23.0 Challenge of Title. It is understood and irrevocably agreed by Hillsboro Transport that Hillsboro Energy does not warrant the title to the Premises. It is specifically understood and irrevocably agreed by Hillsboro Transport that Hillsboro Transport, its agents and assigns, have satisfied themselves as to the competency and sufficiency of Hillsboro Energy’s title to the Premises and the interests contained therein prior to entering into this Agreement and accepting the Deed from Hillsboro Energy.

24.0 As-Is; No Warranty of Condition or Fitness. Hillsboro Energy makes no representations, covenants, or warranties, express or implied, unto Hillsboro Transport concerning the condition or title of the Premises and/or its suitability as to Hillsboro Transport’s intended use or fitness for a particular purpose, and Hillsboro Transport covenants and agrees that it is relying solely on its own examination and inspection of the Premises without recourse against Hillsboro Energy.

25.0 Interest. In the event of failure of either Party to pay any sums of money due under this Agreement, when due and without demand, and in addition to all other rights of the Parties hereunder, the Party to whom such sums are owed shall have the right, without further notice, to assess interest on all such past due sums at the rate of one percent (1%) per month of the unpaid delinquent balance from the date of delinquency until paid. Assessment of interest by either Party shall in no way be deemed or construed to be a waiver of any obligation hereunder to promptly pay all sums due, when due and without demand, or to be a waiver or bar to the subsequent exercise or enforcement of any other provisions of this Agreement or any other right of the Parties.

26.0 Recording. This Agreement, and the terms, conditions, provisions, and covenants hereof are personal and confidential between Hillsboro Energy and Hillsboro Transport, and their respective Affiliates, successors, and assigns, and will not be disclosed by either Party except as required by law. It is therefore understood and irrevocably agreed by Hillsboro Transport that if Hillsboro Transport desires to record this Agreement with any authority of the county in which the Premises described herein are a part, Hillsboro Transport will notify Hillsboro Energy, in writing, of such desire and Hillsboro Energy shall within thirty (30) days, provide Hillsboro Transport with a “Memorandum” of this Agreement for recording purposes. The costs and efforts of recording said Memorandum of this Agreement shall be paid by Hillsboro Transport.

27.0 Representations and Warranties.

Each Party represents and warrants to the other Party as of the date hereof as follows:

27.1 It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that is required hereunder, and to perform its obligations under this Agreement, and it has taken all necessary action to authorize such execution, delivery, and performance; and this Agreement has been, and each other such document will be, duly executed and delivered by it.

27.2 Such execution, delivery and performance do not and will not violate or conflict with any law applicable to it, or any provision of its governing documents, and there is no legal impediment to the enforcement or performance of the obligations it is undertaking pursuant to this Agreement.

27.3 All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

27.4 This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors’ rights generally).

27.5 There is not pending or, to its knowledge, threatened against it or any of its affiliates, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that may affect the legality, validity or enforceability of this Agreement or its ability to perform its obligations hereunder.

28.0 Governing Law. This Agreement shall be governed by the laws of the State of Illinois without regard to any conflict of law provisions.

29.0 Confidentiality of Information. Hillsboro Energy and Hillsboro Transport acknowledge that execution and performance of this Agreement will generate or provide them with access to specialized information or trade secrets of a confidential nature pertaining to the other Party and its business. Hillsboro Energy and Hillsboro Transport agree that they shall treat all maps, data, reports and other information relating to the Premises, the Clean Coal Handling System, or to either Party’s business as confidential and shall not divulge, transmit, or otherwise disclose any such information received, except as may be required for the performance of this Agreement, without the other Party’s prior written consent.

30.0 Prior Agreement. This Agreement cancels and supersedes any and all prior agreements, discussions, or promises between the Parties covering the subject matter hereof.

31.0 Headings. Section headings or titles used in this Agreement are for convenience of reference only and shall not affect the construction of any Section or subsection herein.

32.0 Forum Selection. In the event either Party to this Agreement files any action, proceeding, or counterclaim against the other Party on any matter whatsoever arising out of or in any way connected with this Agreement or the Parties’ performance hereunder, or any claim of damage resulting from any act or omission of the Parties, the Parties hereby consent to the jurisdiction and venue of the county in Illinois where the Premises sit.

33.0 Waiver of Jury Trial. Notwithstanding any other provision of this Agreement, to the extent permitted by law, THE PARTIES TO THIS AGREEMENT AGREE TO, AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS AGREEMENT.

34.0 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE OR CONTRACT, IN TORT, OR OTHERWISE.

35.0 Notice to the Parties. The giving of any notice to, or the making of any demand on, Hillsboro Transport under the provisions herein shall be sufficient if made in writing, addressed to Hillsboro Transport at:

Hillsboro Transport, LLC

211 North Broadway, Suite 2600

St. Louis, MO 63102

(with a copy not constituting notice to)

Brian Glasser

Bailey & Glasser LLP

209 Capitol Street

Charleston, WV 25301

or such other address(es) as Hillsboro Transport may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail.

The giving of any notice to, or the making of any demand on, Hillsboro Energy under the provisions herein shall be sufficient if made in writing, addressed to Hillsboro Energy at:

Hillsboro Energy LLC

925 S. Main Street

Hillsboro, IL 62049

(with a copy not constituting notice to)

Brian Glasser

Bailey & Glasser LLP

209 Capitol Street

Charleston, WV 25301

or such other address as Hillsboro Energy may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail.

36.0 Survival Clause; No Waiver.

36.1 Notwithstanding any termination or expiration of this Agreement, any obligation by either Party which, by its terms has or may have application after the termination of this Agreement and has not been fully observed or performed shall survive such termination.

36.2 The failure of either Hillsboro Energy or Hillsboro Transport to enforce any specific breach by the other of this Agreement or any portion of this Agreement shall not be deemed to be a waiver of any subsequent breach thereof, or of any other cause of cancellation or forfeiture, whatever or however occurring. The termination of this Agreement shall not invalidate or terminate any of the indemnities, warranties, or representations of this Agreement.

37.0 No Third Party Beneficiaries. The covenants, conditions, and terms of this Agreement shall be for the sole and exclusive benefit of the Parties and their respective permitted successors and assigns to the exclusion of the rights of any third-party beneficiaries.

38.0 Assignment and Transfer. Hillsboro Transport shall not, voluntarily or by operation of law, assign, alienate, transfer, or pledge this Agreement, any part of this Agreement, or the work or services to be performed hereunder without the prior written consent of Hillsboro Energy, which consent shall not be unreasonably withheld. In the event Hillsboro Energy consents to one or more assignments or transfers pertaining to this Agreement, such consent shall not be construed as waiving the requirements of obtaining written consent to additional assignments or transfers pertaining to this Agreement, and no such consent to assignment or transfer shall relieve Hillsboro Energy or Hillsboro Transport of any of its obligations made hereunder or herewith.

39.0 Binding Effect. This Agreement shall inure to the sole and exclusive benefit of and be of full and binding effect upon the Parties and their respective successors and assigns, subject to the terms and conditions of Section 42.

40.0 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

41.0 Entire Agreement. This writing is intended by the Parties to be the final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS, OR WARRANTIES AFFECTING IT. All Exhibits hereto are incorporated herein and are an integral part of this Agreement. No officer or representative of either Party shall have the authority to subsequently change this Agreement, orally or by course of conduct, and any subsequent change in this Agreement shall not be valid unless the same be in writing and duly executed by each Party. The Recitals hereto are hereby incorporated into and made a part of this Agreement.

42.0 Interpretation. Hillsboro Energy and Hillsboro Transport acknowledge that they have each fully read and reviewed this entire Agreement, have discussed the same with the other,

and have had the benefit of their separate legal counsel, and that by executing such Agreement they fully agree with all provisions herein contained. Both Parties further agree that this Agreement shall be construed as mutually drafted, and shall not be construed against one Party or the other as drafter of the Agreement.

IN WITNESS WHEREOF, the Hillsboro Energy and Hillsboro Transport have caused this writing to be signed by their respective duly authorized representatives or persons, in duplicate, and each represents and warrants that the signer has proper authority to enter into this Agreement on behalf of Hillsboro Energy and Hillsboro Transport, respectively, all as of the Effective Date.

(Signature Page Follows]

HILLSBORO ENERGY LLC

By:	/s/ Michael J. Beyer

Name:	Michael J. Beyer

Title:	Authorized Person

HILLSBORO TRANSPORT, LLC

By:	/s/ John F. Dickinson, II

Name:	John F. Dickinson, II

Title:	Authorized Person

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